Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-165260, 333-174969, 333-181480 and 333-185722) and Form S-3 (File No. 333-173896) of PostRock Energy Corporation (“PostRock”) of our report dated March 12, 2013 with respect to the consolidated financial statements of PostRock as of December 31, 2012 and 2011, and for the years ended December 31, 2012 and 2011, and the period from March 6, 2010 to December 31, 2010 and of the Predecessors (as defined in Note 1 on PostRock’s Form 10-K) for the period from January 1, 2010 to March 5, 2010, which appears in this Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ UHY LLP

Houston, Texas

March 12, 2013